UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2006 (June 16, 2006)

NATIONWIDE FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12785	31-1486870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Nationwide Plaza, Columbus, Ohio	43215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 249-7111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On June 16, 2006, Nationwide Bank, a subsidiary of Nationwide Financial Services, Inc. (NFS) and Nationwide Federal Credit Union (NFCU) entered into an Agreement and Plan of Merger, dated as of June 16, 2006 (Merger Agreement), pursuant to which Nationwide Bank will acquire 100% of the ownership interests in NFCU for $79 million in cash. The merger consideration will be distributed to all NFCU members on a pro-rata basis according to the members’ deposit account balances as of March 31, 2006.

The transaction is subject to a vote of the members of NFCU and approvals by certain federal regulatory agencies, including the Office of Thrift Supervision, the National Credit Union Administration and the Federal Deposit Insurance Corporation.

NFCU was established to provide financial services to employees of the Nationwide group of companies. NFCU offices and operations are housed within Nationwide – owned facilities. Pursuant to the terms of the Merger Agreement, Nationwide Bank has agreed, for a period of two years following the effective date of the merger, to continue to provide the products and services offered by NFCU on substantially similar terms and conditions, to the extent permitted by law and third party agreements entered into by NFCU.

On June 16, 2006, NFS and NFCU issued a press release announcing entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

Exhibit 99.1	Press release dated June 16, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE FINANCIAL SERVICES, INC.
(Registrant)

Date: June 20, 2006	/s/ Timothy G. Frommeyer
Timothy G. Frommeyer Senior Vice President – Chief Financial Officer